Exhibit 99.1

                 ACQUISITION OF GARDANT BY SWITCH PHARMA CLOSES

New York and London, 4th January, 2007 Gardant Pharmaceuticals, Inc (OTCPK :
GRDP) today announced that the previously announced acquisition of Gardant by Switch Pharma Limited has now closed.

The transaction is structured as a merger of Gardant with a wholly-owned subsidiary of Switch Pharma, with Gardant being the surviving company and becoming a wholly-owned subsidiary of Switch Pharma as a result of the merger. Shareholders of Gardant will receive approximately one common share of Switch Pharma for each share of Gardant owned immediately prior to the merger. Pursuant to the merger agreement, shareholders of the Company are to receive additional shares of Switch Pharma as consideration in proportion to the extent that the common shares of Switch Pharma trade at less than $1.03 at the commencement of listing of Switch Pharma shares for public trading in London. The reference price was originally set at $1.38 per share of Switch Pharma but has been reduced to $1.03 by agreement.

Shareholders of Gardant are expected to receive their shares in Switch Pharma in approximately the next 10 days. Switch Pharma has undertaken to list its shares for trading in London as soon as practicable.

About Gardant Pharmaceuticals, Inc.

Gardant Pharmaceuticals, Inc., after spinning-off certain subsidiaries, is focused on developing a portfolio of compounds which have an emphasis on treating cancer. The Company is focused on developing and commercializing novel pharmaceutical compounds in an efficient, cost-effective way. Gardant seeks to use its academic, industry and capital market relationships to expedite drug development and raise capital to create and fund compounds. Gardant's strategy relies on its development network for research, clinical development and project management to guide early-stage compounds from the discovery process through to Phase II/III development where incremental value can be created.

Gardant Pharmaceuticals, Inc. Safe Harbor Statement

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the ability of Gardant to finance its activities on commercially acceptable terms, in timely fashion, or at all; risks associated with pre-clinical and clinical developments in the biopharmaceutical industry in general and in Gardant's compounds under development in particular; the potential failure of Gardant's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Gardant's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Gardant's business, structure or projections; the development of competing products; uncertainties related to Gardant's dependence on third parties and partners; and those risks described in the filings with the SEC. Gardant disclaims any obligation to update these forward-looking statements.

Contact:
          Gardant Pharmaceuticals, Inc.
          Charlotte Ramelli
          (212) 897-6849